EXHIBIT 2.2

[Seal]
EDUARDO PINTO PERALTA
FORTH NOTARY’S OFFICE
SANTIAGO—CHILE

COMPENDIUM OF FOREIGN EXCHANGE REGULATIONS

AGREEMENT, CHAPTER XXVI, TITLE I

BETWEEN

CENTRAL BANK OF CHILE

AND

CITIBANK, N.A.

AND

LÍNEA AÉREA NACIONAL DE CHILE S.A.

ENTRY Number 54

In Santiago, on the third day of November of year one thousand nine hundred and ninety seven, before me, Eduardo Pinto Peralta, lawyer, Public Notary, attorney-in-fact, Titular Notary Public of the fourth Notarial Office of Santiago, domiciled at 1052 Huérfanos Street, third floor, Santiago, there appeared: Mr. GUILLERMO LE FORT VARELA, Chilean, married, business engineer, national identity card number 5,894,669-9, domiciled in this city at 1180 Agustinas Street, as Manager of the International Division of the CENTRAL BANK OF CHILE and on behalf thereof, as shall be evidenced, a body corporate of the same domicile, hereinafter the “CENTRAL BANK”; Mr. Jose Villafaña Loynaz, American, married, banker, domiciled in 2687 Andrés Bello Av., borough of Las Condes, Santiago, national identity card number for foreigners number 14,638,571-6, on behalf of CITIBANK, N.A., as shall be evidenced, hereinafter the “BANK”, a body corporate engaged in banking, domiciled at 111 Wall Street, New York, NY, USA incorporated pursuant to the laws of the State of New York; and Mr. LUIS ERNESTO VILA BURGUECIO, Chilean, married, business engineer, national identity card number 7,779,478-9, domiciled at Estado Street, Twenty-First Floor, borough of Santiago, on behalf of, as also shall be evidenced, LÍNEA AÉREA NACIONAL DE CHILE S.A., a publicly-held corporation, of the aforementioned domicile, hereinafter the “RECEIVING COMPANY”; all of legal age, who evidence their identities with the aforementioned identity cards, and who state: That they agree to enter into the following Agreement, hereinafter the “AGREEMENT”, pursuant to article 47 of the Constitutional Charter Law of the Central Bank of Chile, included in ARTICLE FIRST of Law number 18,840 the object of which is to establish the exchange system that shall govern the investment to be made pursuant to Chapter XXVI of Title I of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile, approved by Resolution number 37-01-900625 and the subsequent amendments thereof, hereinafter “CHAPTER TWENTY-SIX”:

FIRST: The parties state for the record that this AGREEMENT is subscribed considering the following information: a) The application presented to the CENTRAL BANK by the BANK and the RECEIVING COMPANY, dated October 16, 1997, the object of which is to take advantage of the provisions of CHAPTER TWENTY-SIX of Title I of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile and to enter into the AGREEMENT to which it refers; b) letter number 1,197 from the Manager of the International Division of the BANK dated November 3, 1997, in which approval is granted to the application mentioned under item a) above; c) the fact that the RECEIVING COMPANY has new cash shares available, which are neither subscribed nor paid, corresponding to the capital increase approved by its shareholders at the Extraordinary General Shareholders Meeting held on August 27, 1997, the minutes of which were executed to public deed on August 28, 1997 in the Santiago Notarial Office of Mr. Eduardo Pinto Peralta; d) that the BANK has stated in the request indicated in preceding item a) that acting as an agent, in its own name and on behalf of foreign investors, hereinafter the “INVESTORS”, and for Merrill Lynch, Pierce, Fenner & Smith Incorporated; Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Davidson, Lufkin & Jenrette Securities Corporation; Merrill Lynch International; Goldman, Sachs International and Morgan Stanley & Co. International Limited, as underwriters, hereinafter the “UNDERWRITERS”, all domiciled and residing overseas, it shall subscribe and pay for up to 23,108,910 shares referred to under item c) above, in the manner provided for in CHAPTER TWENTY-SIX. These shares shall be represented by stock certificates issued by the BANK, called “American Depositary Receipts”, hereinafter “STOCK CERTIFICATES”, which shall be placed in a public offering; e) that the INVESTORS and/or the UNDERWRITERS shall provide the BANK with the foreign currency the latter will bring into the country and settle on the Official Exchange Market for the purpose of allotting the total result of said settlement to subscription and payment of the aforementioned shares and payment of the expenses and taxes applicable to this acquisition, if any; f) that the BANK: i) shall issue the STOCK CERTIFICATES in its capacity as depositary, ii) that said STOCK CERTIFICATES shall evidence the right of the holders to a specific number of shares in the RECEIVING COMPANY, and iii) that the BANK shall maintain a register of the STOCK CERTIFICATES in which it shall describe the holders; g) that the shares represented by the STOCK CERTIFICATES shall be registered in the Shareholders Registry of the RECEIVING COMPANY in the name of the BANK on its own behalf or as agent in its own name on account of the holders of the STOCK CERTIFICATES, and shall be deposited in BANCO CITIBANK N.A., CHILE BRANCH, a bank established in the country, domiciled at 2687 Andrés Bello Av., seventh floor, borough of Las Condes, who shall act as custodian, hereinafter the “CUSTODIAN BANK”; h) the agreement subscribed by the BANK and the CUSTODIAN BANK notarized by Santiago Notary Mr. Humberto Santelices Narducci on June 27, 1994 applies only with respect to the actions that fall within the CUSTODIAN BANK’s authority pursuant to CHAPTER TWENTY-SIX; i) the certificate issued by the Superintendency of Securities and Insurance dated September 16, 1997, which evidences that the RECEIVING COMPANY is registered in the Securities Registry kept by the Superintendency; j) the certificate issued by the UNDERWRITERS, dated October 6, 1997, in that the underwriting contract scheduled to be signed on November 6, 1997, once the public sale price is agreed upon, has been negotiated between the RECEIVING COMPANY and the

UNDERWRITERS, creating for the latter the obligation to acquire at least 90 percent of the initial issue of STOCK CERTIFICATES, should said certificates not be sold among the investors. The INITIAL ISSUE is understood to be STOCK CERTIFICATES that represent up to 23,118,910 of the RECEIVING COMPANY’s shares, issued on account of the capital increase referred to under item c) above.

SECOND: The BANK is hereby authorized to enter capital for an amount of at least 25 million dollars, in United States of America currency, within a period of 90 days from the date of this AGREEMENT, as provided for in number 4 of CHAPTER TWENTY-SIX. Such foreign currency shall be converted into pesos, outstanding local currency, on the same day that it is brought in, and the proceeds of the conversion shall be allocated, no later than 60 bank business days thereafter, to the acquisition of all or part of the shares indicated in item d) of clause First. The exchange rate to be used in the respective conversion shall be the rate freely agreed upon by the BANK and one or more banks that are established in the country. Solely for the purpose of bringing the respective foreign currencies into the country and converting them, which must take place exclusively on the Official Exchange Market, the parties shall proceed pursuant to the relevant regulations of Chapter Fourteen, Title I of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile, with a special indication that the object of the capital inflow is “Chapter Twenty-six of Title First of the Compendium of Foreign Exchange Regulations of the Central Bank of Chile”.

THIRD: Once each of the aforementioned capital inflows has taken place, the Bank shall advise the Manager of the International Division of the BANK, hereinafter the “DIVISION MANAGER”, that the process to subscribe and pay for the corresponding shares has taken place. The aforementioned notice, which must be sent to the DIVISION MANAGER within 60 days following the respective conversion of the corresponding capital, must contain the following information: a) Number of shares acquired and net value paid for the same; b) details and amount of the expenses and taxes applicable to the acquisition of the shares, if any; c) a certificate issued by the RECEIVING COMPANY, subscribed by its Manager or Legal Representative, certifying that the shares acquired are registered in the name of the BANK in the Shareholders Registry of the RECEIVING COMPANY; d) a certificate from the CUSTODIAN BANK stating that the shares acquired remain in the power and custody thereof, and e) a certificate from the BANK stating that the corresponding STOCK CERTIFICATES have been issued and registered.

FOURTH: The new capital brought into the country by the Bank which is used to subscribe and pay for shares representing capital increases in the RECEIVING COMPANY made by resolution of the aforesaid Special Shareholders Meeting and not subscribed by shareholders or assignees of the first refusal right to subscribe them may fall within the purview of this AGREEMENT. Such capital, which must consist of foreign exchange that is generally accepted on international exchange markets, understood to be those that the BANK publishes pursuant to Article 44 of its Constitutional Charter Law, shall be converted into pesos, legal tender, through a bank established in the country on the same day that it is brought into the country, and must be used, within 5 bank business days following the conversion thereof, to subscribe and pay for the shares in the respective capital increase and the sum of the expenses and taxes applicable to this acquisition, if any. In the situation contemplated herein, it shall be indicated, upon bringing in the new capital, that such inflow has taken place in the manner stipulated in number 4.2 of CHAPTER TWENTY-SIX, and the information referred to under items (a), (d) and (e) of number 2.3 of the same Chapter shall be provided. These new inflows of capital shall be protected by this AGREEMENT as of the date they enter, once the BANK, within a period of 60 days as of the date of subscription and payment of the shares of the RECEIVING COMPANY, has informed the DIVISION MANAGER of such acquisition, attaching the information referred to in the Third clause above.

FIFTH: The CENTRAL BANK, making use of the right conferred upon it in article 47 of its Constitutional Charter, hereby grants the BANK, pursuant to number 8 of CHAPTER TWENTY-SIX, access to the Official Exchange Market for the purpose of remitting overseas the proceeds in pesos of: a) the net dividends that the RECEIVING COMPANY agrees to distribute. The BANK must adopt the procedures it deems convenient in order to deliver to the holders of STOCK CERTIFICATES their share in the dividends that the BANK receives; b) the net proceeds of the trading of all or part of the shares it holds and which are registered in its name in the Shareholders Registry of the RECEIVING COMPANY in exchange sessions on the stock markets referred to in clause Sixth. The aforementioned access right shall also be granted for the proceeds of the transfer, in full or in part, of paid-up shares or shares deriving from spin-offs, mergers, decreases in capital, the winding-up of the company or for other similar reasons, or for the transfer or transmission of options or preemptive rights. In order to exercise the aforementioned access right, which shall correspond only to those persons domiciled and residing abroad, the DIVISION MANAGER must receive a request in the terms stipulated in numbers 7 and 11, as the case may be, of CHAPTER TWENTY-SIX.

SIXTH: The capital inflows made to the country by individuals or bodies corporate domiciled and resident abroad in foreign currency generally accepted on international exchange markets, understood to be those indicated in clause Fourth, in the intention of acquiring shares in the RECEIVING COMPANY from other shareholders who assign them by a Private Underwriting Agreement in the terms stipulated in number 10.1 of Chapter Twenty-Six or through sessions of the Santiago Stock Exchange, the Chilean Electronic Exchange, or on the Brokers Exchange, all stock exchanges hereinafter the “EXCHANGES”, shall also be protected by this AGREEMENT. The aforementioned persons who make said capital inflows under the rules in effect on the date of entry shall have the rights referred to in this AGREEMENT and in CHAPTER TWENTY-SIX and shall be considered part of the same only at the time they fulfill the requisites indicated under number 10 of CHAPTER TWENTY-SIX and exercise their rights in the manner stipulated herein.

SEVENTH: The holders of the STOCK CERTIFICATES may, at any time, request that the Bank, issuer of the same, substitute them for the relevant number of shares in the RECEIVING COMPANY that they represent. For these purposes, the necessary measures to transfer the corresponding shares to their holders and register them in the Shareholders Registry of the RECEIVING COMPANY shall also be adopted. The persons who acquire shares pursuant to the preceding paragraph may, at any time and while they are bearers of the same, transfer said shares or the rights generated thereby on the EXCHANGES through the mechanism established in the third and fourth paragraphs of number seven of CHAPTER TWENTY-SIX. The corresponding access right must be exercised by the holder in the manner stipulated under numbers 7 and 11, of CHAPTER TWENTY-SIX, as the case maybe. This right may also be exercised by the heirs or by bodies corporate who are domiciled and residing abroad who acquired the corresponding shares or rights as a consequence of a liquidation, spin-off, merger or other similar cause, from the entity who first held them. For the purposes stipulated in this clause, the shareholders and holders of the corresponding rights must be subject to each and every one of the requirements and terms contained in CHAPTER TWENTY-SIX.

EIGHTH: The persons who have made capital inflows into the country pursuant to the Sixth clause above and who as a result fall under this AGREEMENT, may deposit all or a part of the shares acquired as a result of the settlement of said capital in the CUSTODIAN BANK in exchange for the corresponding STOCK CERTIFICATES. In addition, the persons who received shares in the RECEIVING COMPANY in exchange for STOCK CERTIFICATES pursuant to the operation described in clause Seventh above, and who as a result of this have therefore acquired an access right to the Official Exchange Market referred to in this AGREEMENT, may again deposit in the CUSTODIAN BANK all or a part of the respective shares in the RECEIVING COMPANY in exchange for the corresponding STOCK CERTIFICATES. In any of the cases described in this clause, the BANK shall substitute for the depositor of the shares in the RECEIVING COMPANY with regard to the access right to the Official Exchange Market that corresponds to the latter by virtue of this AGREEMENT. Should the transfer be in part only, the depositary of the shares of the RECEIVING COMPANY will retain for its own the right of access to the Official Exchange Market, with respect to the shares that continue to be in his power.

NINTH: The BANK shall authorize the intervening Official Exchange Market entity to make the pertinent remittances overseas once the holder or his representative presents the respective request to the DIVISION MANAGER accompanied by the relevant information according to the holder involved or the origin of the resources that make said access possible, pursuant to numbers 7 and 11, as relevant, of CHAPTER TWENTY-SIX. Should the BANK not rule on the respective requests presented to it pursuant to this clause within a period of 7 bank business days from the date of its receipt by the DIVISION MANAGER, such requests shall be understood to be approved, upon certificate from the BANK’s minister of faith, issued within the third bank business day following the corresponding request, based on the fact that there was no ruling on the issue within the indicated term.

TENTH: The BANK releases the RECEIVING COMPANY from the obligation to convert the foreign currency it acquires on the Official Exchange Market to pesos, outstanding local currency, in order to pay the UNDERWRITERS a commission of 3.5 per cent of the value of the STOCK CERTIFICATES actually sold during the INITIAL ISSUE and also to reimburse expenses of up to two million five hundred thousand dollars of the United States of America incurred by the RECEIVING COMPANY abroad. The percentage commission shall be paid on the same day of conversion of each inflow of foreign currency. Expenses will be reimbursed on the same day as the settlement of foreign currency brought in for the first purchase of the STOCK CERTIFICATES corresponding to the INITIAL ISSUE and up to the sixtieth day following said settlement. The fulfillment of these obligations must be verified by the RECEIVING COMPANY to the CENTRAL BANK by remitting a copy of each Foreign Currency Purchase Invisible (Outcome) Trade Exchange Operations Form directly to the Financial Operations Management within two bank business days following said fulfillment.

ELEVENTH: In the case of the capital inflows referred to in clause Sixth hereof where the purchase of shares in the RECEIVING COMPANY is not perfected for any reason within a period of 5 bank business days from the conversion of the respective inflow, the holder may request that the CENTRAL BANK grant access to the Official Exchange Market with the object of remitting the capital brought in abroad. In order to exercise this right, the corresponding application must be submitted to the DIVISION MANAGER within seven bank business days following the settlement of said capital inflow.

TWELFTH: For all purposes hereof and of the provisions of CHAPTER TWENTY-SIX, the parties agree that the Investments and remittances referred to in the clauses and regulations shall take place exclusively on the Official Exchange Market, and the corresponding remittance shall be made with foreign currency acquired on said market. Likewise, the parties state for the record that anything not stipulated in this AGREEMENT is subject to each and every one of the provisions, terms and obligations established by CHAPTER TWENTY-SIX.

THIRTEENTH: The purposes of this AGREEMENT are subject to fulfillment of the following essential conditions: a) that within a period of sixty consecutive days from the date of the AGREEMENT, the DIVISION MANAGER will receive a simple copy of the underwriting agreement referred to under item (j) of clause First, duly subscribed by both parties, whereby the obligation mentioned in said clause is assumed; b) that the capital inflows referred to in clause Second shall be made in the manner and terms expressed therein; c) that the communication referred to in clause Third shall be sent in a timely manner in the form expressed therein.

FOURTEENTH: All expenses, fees and taxes arising from the subscription of this AGREEMENT shall be the expense of the RECEIVING COMPANY, which is obliged to deliver two notarized copies of the corresponding deed to the DIVISION MANAGER within a period of ten days from its subscription.

FIFTEENTH: For all legal and judicial purposes of this AGREEMENT, the parties elect their special domicile as the city of Santiago and submit to the jurisdiction of the Courts sitting in said city, expressly accepting the respective competence.

AUTHORITY: The authority of Mr. GUILLERMO LE FORT VARELA to represent the Central Bank of Chile is evidenced in Board Resolution number 278-01-930318 dated March 18, 1993. The authority of Mr. Jose Villafaña Loynaz to represent the BANK is evidenced in the special power of attorney dated March 26, 1997. The authority of Mr. Luis Ernesto Videla Burguecio to represent the RECEIVING COMPANY is evidenced in                                              . These authorities are not inserted as they are known to the parties, to the certifying Notary and at the request thereof. In witness whereof, they sign after reading. Copy is given. I attest.

/s/	/s/
Guillermo Le Fort Varela Central Bank of Chile	Luis Ernesto Videla Burguecio Línea Aérea Nacional Chile S.A.

/s/
José Villafaña Loynaz Citibank, N.A.

[Illegible Signature]

[Seal]

I HEREBY SIGN AND SEAL THIS INSTRUMENT THAT IS A TRUE COPY OF ITS ORIGINIAL

AND THAT WAS ISSUED IN 5 COPIES

Santiago, November 6, 1997

EDUARDO PINTO PERALTA

NOTARY PUBLIC

[Seal]

EDUARDO PINTO PERALTA

FORTH NOTARY’S OFFICE

SANTIAGO

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